Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying indices: EURO STOXX 50 ® Index (ticker: “SX5E”) and iShares® MSCI Emerging Markets ETF (ticker: “EEM”) Pricing date: March 28, 2022 Valuation date: March 30, 2027 Maturity date: April 2, 2027 Maximum loss a t maturity : 5% CUSIP / ISIN: 17330AQZ8 / US17330AQZ83 Initial index level: For each underlying index, its closing level on the pricing date Final index level: For each underlying index, its closing level on the valuation date Index return: For each underlying index, (final index level - initial index level) / initial index level Upside participation rate: 100% to 125%* Worst performer: The underlying index with the lowest index return Payment at Maturity: • If the final index level of the worst performer is greater than its initial index level: $1,000 + [$1,000 × the index return of the worst performer × the upside participation rate] • If the final index level of the worst performer is less than or equal to its initial index level: $1,000 + [$1,000 × the index return of the worst performer ], subject to the maximum loss at maturity If the final index level of the worst performer depreciates from its initial index level, you will be exposed to that depreciation up to the maximum loss at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 18, 2022 * The actual upside participation rate will be determined on the pricing date. ** The hypotheticals assume that the upside participation rate will be set at the lowest value indicated in this offering summary. Additionally, the hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Market - Linked Securities Linked to Worst of and SX5E and EEM Hypothetical Payment at Maturity ** B C A Hypothetical Worst Index Return Hypothetical Security Return Hypothetical Payment C 70.00% 70.00% $1,700.00 25.00% 25.00% $1,250.00 5.00% 5.00% $1,050.00 B 0.00% 0.00% $1,000.00 - 2.00% - 2.00% $980.00 - 5.00% - 5.00% $950.00 A - 15.00% - 5.00% $950.00 - 25.00% - 5.00% $950.00 - 50.00% - 5.00% $950.00 - 100.00% - 5.00% $950.00 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 -30% -20% -10% 0% 10% 20% 30% Payment at Maturity Underlying Return The Underlying The Securities

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. You will receive a positive return on your investment in the securities only if the worst performer appreciates from its initial index level to its final index level. If the final index level of the worst performer is less than its initial index level, you will lose 1% of the stated principal amount of the securities for every 1% by which its final index level is less than its initial index level, subject to the maximum loss at maturity. • The securities do not pay interest. • The return on the securitie s depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlying indices and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlying indices . The less correlated the underlying indices , the more likely it is that any one of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly. • Investing in the securities is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not receive dividends or have any other rights with respect to the underlying indices. • Your payment at maturity depends on the closing level of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • Sale of the securities prior to maturity may result in a loss of principal. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF are subject to risks associated with non - U.S. markets. • Fluctuations in exchange rates will affect the closing value of the iShares® MSCI Emerging Markets ETF. • The performance of the EURO STOXX 50 ® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.